                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Creative BioMolecules, Inc.
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement; if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                          CREATIVE BIOMOLECULES, INC.

                                45 SOUTH STREET
                              HOPKINTON, MA 01748

DEAR STOCKHOLDER:

     We cordially invite you to attend our 1999 Annual Meeting of Stockholders commencing at 10:00 a.m. on Tuesday, June 8, 1999, at the University Park Hotel at MIT, 20 Sidney Street, Cambridge, Massachusetts. Please join us for a pre-meeting continental breakfast at 9:30 a.m.

     All holders of the Company's outstanding stock as of April 9, 1999, are entitled to vote at the Annual Meeting. At the Annual Meeting, three persons will be elected to the Board of Directors. The Company will also seek Stockholder approval of an amendment to the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan to increase the aggregate number of shares authorized for issuance thereunder. Such other business will be transacted as may properly come before the Annual Meeting.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the Proxy card promptly in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,

                                          /s/ Michael M. Tarnow
                                          -------------------------------------
                                          Michael M. Tarnow
                                          President and Chief Executive Officer

May 6, 1999

                          CREATIVE BIOMOLECULES, INC.
                                45 SOUTH STREET
                              HOPKINTON, MA 01748

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 8, 1999
                 TO STOCKHOLDERS OF CREATIVE BIOMOLECULES, INC:

     Notice is hereby given that the Annual Meeting of Stockholders of Creative BioMolecules, Inc. (the "Company") will be held at the University Park Hotel at MIT, 20 Sidney Street, Cambridge, Massachusetts on Tuesday, June 8, 1999, at 10:00 a.m. local time for the following purposes:

          1. To elect three nominees to the Board of Directors to serve until the 2002 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

          2. To consider and act upon a proposal to amend the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder.

          3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

     Only stockholders of record at the close of business on April 9, 1999, will receive notice of the Meeting and be entitled to vote at the Meeting or any adjournment(s) thereof. The transfer books will not be closed.

     You are cordially invited to attend the Meeting in person if possible. Whether you plan to attend the Meeting or not, please fill out, sign and date the enclosed Proxy and return it in the envelope enclosed for this purpose. The Proxy is revocable by the person giving it at any time prior to the exercise thereof by written notice received by the Company, by delivery of a duly executed Proxy bearing a later date, or by attending the Meeting, revoking the Proxy in writing, and voting in person.

                                          By Order of the Board of Directors

                                          /s/ Cheryl K. Lawton
                                          ----------------------------------
                                          Cheryl K. Lawton
                                          Secretary

May 6, 1999

                          CREATIVE BIOMOLECULES, INC.
                                45 SOUTH STREET
                              HOPKINTON, MA 01748

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1999

                              GENERAL INFORMATION

     Introduction. This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Creative BioMolecules, Inc., a Delaware corporation (the "Company"), of Proxies for use at the Annual Meeting of Stockholders of the Company to be held at the University Park Hotel at MIT, 20 Sidney Street, Cambridge, Massachusetts on Tuesday, June 8, 1999, at 10:00 a.m. and any adjournment(s) thereof (the "Meeting"). The enclosed form of Proxy and Annual Report to Stockholders for the fiscal year ended December 31, 1998, are being mailed on or about May 6, 1999, to the Stockholders entitled to notice of and to vote at the Meeting. The Annual Report does not constitute any part of this Proxy Statement.

     Voting and Revocability of Proxies. Where the Stockholder specifies a choice on the Proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for director named herein and FOR the proposal to amend the 1992 Non-Employee Director Non-Qualified Stock Option Plan as described herein. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Meeting, revoking the Proxy in writing, and voting in person.

     Solicitation. The entire cost of this solicitation will be paid by the Company. The solicitation will be primarily by mail, but may also include telephone, facsimile or oral communication by directors, officers and employees of the Company who will receive no additional compensation for any such solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

     Quorum and Voting. Only stockholders of record of the Company's 34,862,009 shares of Common Stock outstanding as of the close of business on April 9, 1999, the record date, will be entitled to vote. Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting or any adjournment(s) thereof. The presence of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote at the Meeting present, in person or by Proxy, is necessary to constitute a quorum at the Meeting. The vote required to approve each Proposal is set out at the end of that Proposal.

     Tabulation of Proxies. The shares represented by the proxies received will be voted as specified therein, or, if no specification is made, will be voted for each of the proposals. With respect to the tabulation of votes on any matter, abstentions are counted as votes against a proposal and broker non-votes have no effect on the vote.

     A PROXY CARD IS ENCLOSED FOR YOUR USE. YOU ARE URGED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED PRE-ADDRESSED, POSTAGE PAID ENVELOPE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1999, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein, and (iv) all directors and current executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                                 NUMBER          PERCENT
                                                               OF SHARES         OF CLASS
                                                              BENEFICIALLY     BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER**                          OWNED(1)         OWNED(1)
--------------------------------------                        ------------     ------------
Entities associated with Apax Partners(2)...................    4,361,631          12.6%
  15 Portland Place
  London, United Kingdom

Biotechnology Investments Limited(3)........................    2,266,122           6.5
  St. Julian's Court
  St. Peter's Port
  Guernsey, Channel Islands

The Equitable Companies Incorporated(4).....................    2,219,938           6.4
  1345 Avenue of the Americas
  New York, NY 10105

Entities associated with Domain Associates(5)...............    1,831,316           5.3
  One Palmer Square
  Princeton, NJ 08542

Charles Cohen, Ph.D.(6).....................................    1,049,580           3.0

Jeremy L. Curnock Cook(7)...................................    2,284,872           6.6
  5 Arrows House
  St. Swithin's Lane
  London, United Kingdom

Brian H. Dovey(8)...........................................    1,861,254           5.4
  One Palmer Square
  Princeton, NJ 08542

Martyn D. Greenacre(14).....................................       18,750             *

Arthur J. Hale, M.D.(9).....................................    3,968,561          11.4
  15 Portland Place
  London, United Kingdom

Suzanne Denbo Jaffe(14).....................................       11,250             *
Michael Rosenblatt, M.D.(14)................................       28,750             *
Michael M. Tarnow(10).......................................      900,240           2.6
James R. Tobin(11)..........................................       18,750             *
Thomas J. Facklam Ph.D.(14).................................       92,750             *
Cheryl K. Lawton(12)........................................       54,675             *
Wayne E. Mayhew III(13).....................................      206,178             *

All directors and current executive officers as a group (12
  Persons)(15)..............................................   10,264,182          30.0

---------------
   * Less than 1%

  ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

 (1) Applicable percentage of ownership is based on 34,740,026 shares of Common Stock outstanding as of March 1, 1999, together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants which are currently exercisable or convertible or which will become exercisable or convertible within sixty (60) days after March 1, 1999, are deemed outstanding for computing the beneficial ownership of the person holding such option or warrant but are not outstanding for computing the beneficial ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 331,134 shares held by Banque Wormser Freres, Custodian for Apax CR IIA; 131,591 shares held by Banque Wormser Freres, Custodian for Apax CR IIC; 764,994 shares of Common Stock held by Coutts & Co. (Jersey) Limited, Custodian for Apax Ventures II, Ltd.; 778,498 shares (710,674 shares of Common Stock and 67,824 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust; 954,060 shares (870,941 shares of Common Stock and 83,119 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III International Partners, L.P.; 487,206 shares (406,005 shares of Common Stock and 81,201 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust; 841,092 shares (700,910 shares of Common Stock and 140,182 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV International Partners, L.P., and 73,056 shares held by MMG Conseil (collectively "Entities associated with Apax Partners"). Dr. Hale, a director of the Company, is a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners. Dr. Hale may be deemed to be the beneficial owner of 3,825,850 shares of Common Stock as described in Note 9 below. Dr. Hale disclaims beneficial ownership of shares held by Entities associated with Apax Partners. Ronald Cohen is a director of Apax Partners & Co. Ventures Ltd., and he may be deemed to be the beneficial owner of 3,126,284 shares of Common Stock (after giving effect to the exercise of warrants). The address for Banque Wormser Freres, Custodian for Apax CR IIA, Apax CR IIC and MMG Conseil, is No. 45 Avenue Kleber, Paris, 75116 France; the address for Coutts & Co (Jersey) Limited, Custodian for Apax Ventures II, Ltd., is 23/25 Broad Street, St. Helier, Jersey, Channel Islands, and the address for Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust and Apax Ventures III International Partners, L.P., and for Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust and Apax Ventures IV International Partners, L.P., is 62 Green Street, London, United Kingdom. The address for Mr. Cohen and Apax Partners & Co. Ventures Ltd. is 15 Portland Place, London, United Kingdom. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on Amendment No. 8 to Schedule 13D dated February 15, 1997 and Schedule 13D dated March 26, 1998 and filed with the Securities and Exchange Commission and on information provided by counsel for the entities and persons listed in this footnote. See Note 9.

 (3) Includes 2,266,122 shares (2,165,538 shares of Common Stock and 100,584 shares of Common Stock subject to a warrant) beneficially owned by Biotechnology Investments Limited ("BIL"). Mr. Curnock Cook is a director of Rothschild Asset Management Limited, which is an advisor to BIL and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. Mr. Curnock Cook is also a shareholder, but is not an officer or director, of BIL. Rothschild Asset Management (C.I.) Limited is a wholly-owned subsidiary of Rothschild Asset Management Limited. Mr. Curnock Cook disclaims beneficial ownership of the shares owned by BIL. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13D dated January 19, 1995 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of BIL. See Note 7.

 (4) The Equitable Companies Incorporated ("Equitable") is considered the beneficial owner of an aggregate of 2,219,938 shares of Common Stock, which shares were purchased for certain advisory clients of Equitable. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13G dated December 31, 1998 and filed with the Securities and Exchange Commission on February 16, 1999.

 (5) Includes 1,750,062 shares (1,458,385 shares of Common Stock and 291,677 shares of Common Stock subject to a warrant) held by Domain Partners III, L.P. and 61,254 shares (51,045 shares of Common Stock, 10,209 shares of Common Stock subject to a warrant) held by DP III Associates, L.P. and, 20,000 shares of Common Stock held by Domain Associates, L.L.C. (collectively "Entities associated with Domain Associates, L.L.C."). Mr. Dovey is a Managing Member of Domain Associates, L.L.C. and a General Partner of the general partner of the Entities associated with Domain Associates, L.L.C.

     and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates, L.L.C. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13D dated January 19, 1995 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of Domain Associates. See Note 8.

 (6) Includes 204,163 shares of Common Stock owned directly by Dr. Cohen, 50,000 shares of Common Stock owned by Dr. Cohen's wife, 12,000 shares of Common Stock owned by Dr. Cohen's children, and 783,417 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter.

 (7) Includes 18,750 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter and 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by BIL. Mr. Curnock Cook is also a shareholder, but is not an officer or director, of BIL. Rothschild Asset Management (C.I.) Limited is a wholly-owned subsidiary of Rothschild Asset Management Limited. Mr. Curnock Cook disclaims beneficial ownership of the shares owned by BIL. See Note 3.

 (8) Includes 1,188 shares of Common Stock owned directly by Mr. Dovey, 28,750 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter and 1,831,316 shares of Common Stock (after giving effect to the exercise of warrants) held by Entities associated with Domain Associates, L.L.C. Mr. Dovey is a Managing Member of Domain Associates, L.L.C. and a General Partner of the general partner of the Entities associated with Domain Associates, L.L.C. and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates, L.L.C. Does not include 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by BIL. Domain Associates is the U.S. venture capital advisor to BIL. Domain Associates has neither voting nor investment power over the shares owned by BIL and Mr. Dovey disclaims beneficial ownership of the shares owned by BIL. See Notes 3 and 5.

 (9) Includes 112,061 shares of Common Stock owned directly by Dr. Hale, 11,900 shares of Common Stock owned by Dr. Hale's wife, 18,750 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter, and 3,825,850 shares of Common Stock (after giving effect to the exercise of warrants) held by Coutts & Co (Jersey) Limited, Custodian for Apax Ventures II, Ltd., Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust, Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III International Partners, L.P., Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust and Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV International Partners, L.P. Dr. Hale is a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners. Dr. Hale disclaims beneficial ownership of the shares held by the Entities associated with Apax Partners. See Note 2.

(10) Includes 27,000 shares of Common Stock and 873,240 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter.

(11) Includes shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter. Does not include 1,542,680 shares owned by Biogen, Inc. ("Biogen"). Mr. Tobin was a Director, President and Chief Executive Officer of Biogen until December 1998. Mr. Tobin disclaims beneficial ownership of the shares owned by Biogen.

(12) Includes 7,175 shares of Common Stock and 47,500 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter.

(13) Includes 67,089 shares of Common Stock and 139,089 shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter.

(14) Includes shares of Common Stock subject to options exercisable on March 1, 1999 or within 60 days thereafter.

(15) Does not include shares of Common Stock that are owned, or options exercisable, by Mr. Mayhew and Dr. Facklam, who are no longer with the Company.

                   INFORMATION CONCERNING CURRENT DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

     Information regarding the executive officers and directors of the Company on April 9, 1999, is set forth below as of that date:

NAME                                       AGE                     POSITION
----                                       ----                    --------
Michael M. Tarnow........................  54      Chief Executive Officer, President and
                                                   Director

Brian H. Dovey...........................  57      Chairman of the Board and Director

Charles Cohen, Ph.D. ....................  48      Chief Scientific Officer and Director

Steven L. Basta..........................  33      Vice President, Finance and Business
                                                   Development

Carl M. Cohen, Ph.D......................  53      Vice President, Research and Development

Cheryl K. Lawton.........................  38      General Counsel and Vice President,
                                                   Administration

Jeremy L. Curnock Cook...................  49      Director

Martyn D. Greenacre(1)...................  57      Director

Arthur J. Hale, M.D......................  72      Director

Suzanne Denbo Jaffe......................  55      Director

Michael Rosenblatt, M.D.(1)..............  51      Director

James R. Tobin(1)........................  54      Director

---------------

(1) Nominee for re-election to the Board of Directors.

     Michael M. Tarnow joined the Company as President, Chief Executive Officer and Director in July 1995. Prior to joining the Company, Mr. Tarnow was a career pharmaceutical executive at Merck & Co., Inc., beginning in 1973. From 1988 to 1990, Mr. Tarnow headed Merck's worldwide business development activities as Executive Director of Corporate Development. In 1990, he was appointed President and CEO of Merck Frosst Canada, Merck's Canadian subsidiary. In 1994, Mr. Tarnow returned to the United States as Executive Vice President of Medco Containment Services and Merck Managed Care, where he was responsible for initiating managed care programs in several international markets. Mr. Tarnow received his J.D. from the University of Illinois and bachelor's degree from Wayne State University. He also serves as a director of Novopharm Biotech, Inc., NeuroVir, Inc. and Xenon Bioresearch, Inc.

     Brian H. Dovey has served as Chairman of the Board since January 1995 and as a member of the Company's Board of Directors since September 1992. Since 1988 Mr. Dovey has been General Partner of Domain Associates, a venture capital firm, affiliates of which are stockholders of the Company. From 1983 to 1988, Mr. Dovey was employed at Rorer Group Inc., now Rhone-Poulenc Rorer Inc., where he held various management positions, most recently as President. He also serves as a director of Connetics Corporation, Geron Corporation, NABI, Inc., Trimeris, Inc. and Vivus, Inc.

     Charles Cohen, Ph.D., a founder of the Company, has served as Chief Scientific Officer since June 1990 and as a member of the Company's Board of Directors since April 1982. Dr. Cohen previously served as Chief Executive Officer from January 1985 to December 1991 and from November 1993 to July 1995, President from January 1985 to December 1991 and from January to July of 1995, Chairman of the Board from June 1990 to January 1995 and Vice President and Scientific Director from April 1982 to January 1985. Prior to co-founding the Company, he was Manager of Biochemical Development for Waters Associates, a manufacturer of chromatography and filtration equipment, then a subsidiary of Millipore Corporation. He also serves as a director of Exelixis Pharmaceuticals, Inc. and Xenon Bioresearch, Inc. Dr. Cohen received his Ph.D. in Basic Medical Science from New York University School of Medicine. Dr. Cohen served as a Research Fellow in the University of Virginia's Department of Biophysics and Biochemistry.

     Steven L. Basta has served as Vice President, Finance and Business Development since January 1999. Mr. Basta previously served as Vice President, Corporate Development and Investor Relations from

February 1997 to January 1999. Prior to joining the Company, he was associated with Jundt Associates, an investment management firm, from July 1996 to December 1996. From September 1990 to June 1996, Mr. Basta held several positions with The Immune Response Corporation including Executive Director of Product Development from 1994 to 1996, Program Director for an HIV research joint venture from 1992 to 1993, and Director of Investor Relations and Market Development from 1991 to 1992. From 1988 to 1990, he served as an Associate with Dillon, Read & Co, Inc. He received an M.B.A. from the Kellogg Graduate School of Management of Northwestern University.

     Carl M. Cohen, Ph.D. has served as Vice President, Research and Development since January 1999. Dr. Cohen previously served as Vice President, Research from November 1997 to January 1999. Prior to joining the Company, he has served as Acting Chairman, Department of Biomedical Research since 1996, Chief, Division of Cellular and Molecular Biology, Department of Biomedical Research from 1979 to 1997 and Associate Chairman, Department of Biomedical Research since 1983 at St. Elizabeth's Medical Center of Boston. In addition, he has served as a Professor, Department of Medicine and Department of Anatomy and Cellular Biology since 1991 at Tufts University School of Medicine. Dr. Cohen received his Ph.D. in Biophysics Research from Harvard University.

     Cheryl K. Lawton has served as Vice President and General Counsel since January 1997 and General Counsel and Vice President, Administration since January 1999. Prior to joining the Company, she served as Vice President beginning in January 1996, General Counsel beginning in April 1995 and Associate General Counsel from May 1994 to April 1995 at MediSense, Inc., an international medical device manufacturing company. From November 1989 to April 1994 she held various legal positions and last served as Assistant General Counsel at Damon Corporation, a clinical laboratory service provider. Ms. Lawton received her J.D. from Suffolk University School of Law.

     Jeremy L. Curnock Cook has been a member of the Company's Board of Directors since January 1995. He is currently a director of Rothschild Asset Management Limited which acts as an advisor to Biotechnology Investments Limited, which is a stockholder of the Company. In 1975 Mr. Curnock Cook founded and became Managing Director of The International Biochemical Group Ltd., a company engaged in applied biotechnology, which was subsequently acquired by Royal Dutch/Shell Group of Companies in 1985. He also serves as a director of Cell Therapeutics, Ribozyme Pharmaceuticals, Inc., Sugen, Inc. and Targeted Genetics Corp.

     Martyn D. Greenacre has been a member of the Company's Board of Directors since June 1993. He is currently Chief Executive Officer and President of Delsys Pharmaceutical Corporation. From 1993 to 1997, Mr. Greenacre was President and Chief Executive Officer of Zynaxis, Inc., a drug delivery company. Prior to Zynaxis, from 1973 through 1992, he was with SmithKline Beecham where he held several senior management positions, most recently as chairman of European operations. He also serves as a director of Cephalon Inc., Delsys Pharmaceutical Corp. and GENSET, S.A.

     Arthur J. Hale, M.D., has been a member of the Company's Board of Directors since June 1987. Since 1985 Dr. Hale has been a partner and director of Apax Partners & Co. Ventures Ltd., a venture capital firm, affiliates of which are stockholders of the Company. Previously, he was Vice President of Research and Development at G.D. Searle in the United Kingdom.

     Suzanne Denbo Jaffe has been a member of the Company's Board of Directors since January 1997. Since 1994 Ms. Jaffe has been the Managing Director of Hamilton & Co., an investment management consulting firm. From 1985 to 1993 Ms. Jaffe was a Managing Director of Angelo, Gordon & Co., L.P., a money management firm. From 1983 to 1985 she was Deputy Comptroller of New York State. She served under President Reagan on the Board of Trustees of the Social Security and Medicare Trust Funds and also was a member of the ERISA Advisory Council of the Department of Labor. She is currently a trustee of Fordham University and a director of Olin Corporation and Research Corporation.

     Michael Rosenblatt, M.D. has been a member of the Company's Board of Directors since June 1993. Since July 1998, Dr. Rosenblatt has been the Faculty Dean for Academic Programs at CareGroup and the Minot Professor of Medicine at Harvard Medical School. Prior to that he served as the Faculty Dean for

Academic Programs at CareGroup at Harvard Medical School and Senior Vice President for Academic Affairs at Beth Israel Deaconess Medical Center in Boston. From 1992 until 1998, Dr. Rosenblatt served as the Ebert Professor of Molecular Medicine at Harvard Medical School, Chief of the Division of Bone and Mineral Metabolism at Beth Israel Deaconess Medical Center, and Director of the Harvard-Massachusetts Institute of Technology Division of Health Sciences and Technology. From 1983 through 1992 he was with Merck Sharp & Dohme Research Laboratories, most recently serving as Senior Vice President for Research. He also serves as a director of ProScript, Inc. and ArQule, Inc.

     James R. Tobin has been a member of the Company's Board of Directors since January 1995. He is currently Chief Executive Officer and President of Boston Scientific Corporation. He served as Chief Executive Officer from February 1997 to December 1998 and President from February 1994 to December 1998, of Biogen Inc., a biotechnology company. He also served as Chief Operating Officer of Biogen from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was with Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994 as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. He also serves as a director of Pathogenesis and Boston Scientific Corporation.

     Officers are elected and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee met three times during 1998 to review the services provided by the auditors during the annual audit, to review the adequacy of financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent accountants. The members of the Audit Committee are Mr. Greenacre, Mr. Curnock Cook and Ms. Jaffe.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1987 Stock Plan, Employee Stock Purchase Plan, 1992 Non-Employee Director Non-Qualified Stock Option Plan and 1998 Stock Plan including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee also is responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements) and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met six times during 1998. The members of the Compensation Committee are Mr. Dovey, Dr. Hale and Mr. Tobin. See "Report of the Compensation Committee on Executive Compensation."

     The Company does not have a Nominating Committee.

     The Board of Directors met seven times during 1998. Each director nominated for re-election attended at least 75% of the aggregate number of Board meetings and meetings held by all Committees on which he or she then served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Standard Arrangements. For their services to the Company, non-employee directors of the Company receive cash payments in the amount of an annual retainer of $10,000 and $1,000 for each Board meeting attended in person. Non-employee directors who are members of a committee of the Board receive $1,000 for each committee meeting attended on a day other than a day on which a Board meeting is held. There are no cash payments for participation in Board or committee meetings held by telephone conference call. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Directors are reimbursed for any expenses incurred attendant to Board membership.

     Pursuant to the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan"), during the year ended September 30, 1993, Brian H. Dovey, Martyn D. Greenacre, Arthur J. Hale and Michael Rosenblatt, and, during the year ended September 30, 1995, Jeremy L. Curnock Cook and James R. Tobin were each granted an option for the purchase of 10,000 shares of Common Stock. Pursuant to the amendment to the Director Plan approved by the Stockholders in May 1996, each of the above listed directors was granted an additional option for the purchase of 10,000 shares of Common Stock and Suzanne Denbo Jaffe was granted an option for the purchase of 20,000 shares of Common Stock. The Director Plan provides that each future non-employee director will be granted an option to purchase 20,000 shares of Common Stock upon election to the Board of Directors. In addition, the Director Plan provides the grant of an annual option to purchase 5,000 shares of Common Stock to each non-employee member of the Board serving as of the Annual Meeting. All of the options under the Director Plan are granted at the fair market value of the Common Stock on the date the option is granted. All of the options granted under the Director Plan vest at the rate of 25% on each of the first four anniversaries after the date of grant.

     In connection with his services as a medical advisor to the Company, on March 20, 1996, Michael Rosenblatt, M.D. was granted an additional option to purchase 10,000 shares of Common Stock at an exercise price of $9.34375 per share, 5,000 shares of which vested immediately and 5,000 shares of which vested on January 1, 1997. For his continuing services as Chairman of the Board of Directors, on January 14, 1997, Brian H. Dovey was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $10.0625 per share vesting annually over four years from the date of grant. For his continuing services as Chairman of the Board of Directors, including his work in connection with the sale of the OP-1 manufacturing rights and facilities to Stryker Corporation, on December 16, 1998, Brian H. Dovey was awarded 20,000 shares of Common Stock.

EXECUTIVE COMPENSATION

     Compensation which was earned for services in all capacities for the years ended December 31, 1998, 1997 and 1996 and which the Company paid to or accrued for the Chief Executive Officer during 1998 and each of the four other most highly compensated executive officers of the Company for service rendered during such periods, is set forth in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                ANNUAL COMPENSATION           -----------------------
                                        -----------------------------------   RESTRICTED   SECURITIES
                                                              OTHER ANNUAL      STOCK      UNDERLYING    ALL OTHER
                                         SALARY     BONUS     COMPENSATION      AWARDS      OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR(1)    ($)(1)      ($)         ($)(2)         ($)(3)       (#)(4)         ($)
---------------------------   -------   --------   --------   -------------   ----------   ----------   ------------
Michael M. Tarnow(5)........   1998     $330,000   $176,625           --       $24,375       81,000       $  4,750(9)
  President and Chief          1997      315,000    133,000      $75,500(5)         --           --          4,500(9)
  Executive Officer            1996      286,362    241,500       12,423(5)         --      200,000        193,781(10)

Charles Cohen, Ph.D.........   1998      275,000    140,375           --        14,625       67,000          4,750(9)
  Chief Scientific Officer     1997      262,500    102,000           --            --           --          4,500(9)
                               1996      239,090    165,000           --            --      200,000         35,249(11)

Cheryl K. Lawton(6).........   1998      157,000     56,875           --        14,625      125,000          3,494(9)
  General Counsel and Vice     1997      145,481     30,000           --            --       70,000             --
  President, Administration

Wayne E. Mayhew III(7)......   1998      161,000     51,375           --        14,625       65,000        113,115(12)
  Vice President and           1997      154,000     17,000           --            --       20,000          4,020(9)
  Chief Financial Officer,     1996      134,000     56,250           --            --       20,000          4,500(9)
  Treasurer and Secretary

Thomas J. Facklam,
  Ph.D.(8)..................   1998      181,000     20,000           --            --       68,750         29,115(13)
  Vice President, Product      1997      171,030     38,800           --            --       23,000          2,816(9)
  Development & Quality        1996       93,334     15,000       45,263(8)         --      100,000             --

---------------

 (1) The amounts shown include the individual's before-tax contributions to the Company's 401(k) retirement plan.

 (2) Unless included in the table, non-cash benefits were less than the lesser of 10% of each such person's respective cash compensation or $50,000.

 (3) Represents issue of 10,000 shares of Common Stock to Mr. Tarnow and 6,000 shares of Common Stock each to Dr. Charles Cohen, Ms. Cheryl Lawton and Mr. Wayne Mayhew.

 (4) Options to purchase the number of shares shown were granted pursuant to the Company's 1987 Stock Plan and 1998 Stock Plan.

 (5) Mr. Tarnow joined the Company in July 1995. The amounts reported as Other Annual Compensation in fiscal 1997 and 1996, respectively, consist of reimbursed relocation and related expenses, including reimbursement of related income taxes.

 (6) Ms. Lawton joined the Company in January 1997.

 (7) Mr. Mayhew resigned as an executive officer of the Company in January 1999.

 (8) Dr. Facklam joined the Company in June 1996. The $45,263 reported as Other Annual Compensation in fiscal 1996 consists of reimbursed relocation and related expenses, including reimbursement of related income taxes. Dr. Facklam resigned as an executive officer of the Company in January 1999.

 (9) Consists of matching 401(k) contributions.

(10) Consists of payments made by the Company to third parties in connection with the relocation of Mr. Tarnow ($190,000) and matching 401(k) contributions ($3,781).

(11) Consists of payment of deferred compensation ($12,500), forgiveness of principal and interest under amounts payable to the Company ($18,249) and matching 401(k) contributions ($4,500).

(12) Consists of matching 401(k) contributions ($4,750) and $108,365 accrued to Mr. Mayhew in connection with his resignation from the Company.

(13) Consists of matching 401(k) contributions ($4,750) and $24,365 accrued to Mr. Facklam in connection with his resignation from the Company.

OPTION GRANTS

     The following table shows, as to each person named, the options to purchase Common Stock granted by the Company under the 1987 Stock Plan and 1998 Stock Plan in 1998.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                             --------------------------------------------------       ANNUAL RATES
                                          % OF TOTAL                                    OF STOCK
                             NUMBER OF     OPTIONS                                 PRICE APPRECIATION
                             SECURITIES   GRANTED TO                                   FOR OPTION
                             UNDERLYING   EMPLOYEES     EXERCISE                         TERM(3)
                              OPTIONS     IN FISCAL      PRICE      EXPIRATION    ---------------------
NAME                         GRANTED(#)      YEAR      ($/SHARE)       DATE         5%($)      10%($)
----                         ----------   ----------   ----------   -----------   ---------   ---------
Michael M. Tarnow..........    81,000(1)     6.0%        $7.47       4/16/2000    $380,525    $964,326

Charles Cohen, Ph.D........    67,000(1)     5.0%         7.47       4/16/2008     314,755     797,652

Cheryl K. Lawton...........    50,000(1)     3.7%         7.47       4/16/2008     234,892     595,263
                               75,000(2)     5.6%         2.19      11/10/2008     103,296     261,772

Wayne E. Mayhew III........    17,000(1)     1.3%         7.47       4/16/2008      79,863     202,389
                               48,000(2)     3.6%         2.19      11/10/2008      66,109     167,534

Thomas J. Facklam, Ph.D....    50,000(1)     3.7%         7.47       4/16/2008     234,892     595,263
                               18,750(2)     1.4%         2.19       2/28/2000      25,824      65,443

---------------

(1) These options are stock options granted under the Company's 1987 Stock Plan at fair market value. The options became exercisable as to 25% on January 1, 1999 and thereafter vest in equal annual portions through January 1, 2002. In addition, the options fully vest in the event of a change in control of the Company. See "Employment Agreements."

(2) These options are stock options granted under the Company's 1998 Stock Plan at fair market value. Ms. Lawton's and Mr. Mayhew's options become exercisable as to 25% on November 10, 1999 and thereafter vest in equal annual portions through November 10, 2002. Dr. Facklam's options vest on February 28, 1999.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table shows, as to each person named, the aggregated stock options exercised under the Company's stock option plans in fiscal year 1998 and year-end values.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             ACQUIRED      VALUE        AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                            ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                            (#)        ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Michael M. Tarnow.........        --           --      852,990        401,000       $413,550       $107,000
Charles Cohen, Ph.D.......        --           --      766,667        262,000        623,221         40,125
Cheryl K. Lawton..........        --           --       17,500        177,500             --         91,500
Wayne E. Mayhew III.......     6,000       23,045       98,589         90,000        135,830         58,560
Thomas J. Facklam, Ph.D...        --           --       55,750        136,000             --         28,875

---------------

(1) Based upon the closing price of the Company's Common Stock on various dates of exercise as reported by The Wall Street Journal. The options each had an exercise price equal to the fair market value of the Company's Common Stock on the date the options were granted. The value realized upon exercise of the options resulted directly from appreciation in the Company's stock price during the optionee's tenure with the Company.

(2) Based upon the $3.6875 closing price of the Company's Common Stock on December 31, 1998, as reported by The Wall Street Journal. The options each had an exercise price equal to the fair market value of the Company's Common Stock on the dates the options were granted. The valuation of the unexercised in-the-money options results directly from appreciation in the Company's stock price during the optionee's tenure with the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Michael M. Tarnow pursuant to which Mr. Tarnow has agreed to serve as President and Chief Executive Officer of the Company at a current annual base salary of $355,000 (subject to increase), plus an annual performance bonus at the discretion of the Board of Directors of up to 60% of his annual salary. The Company's agreement with Mr. Tarnow was for an initial two-year term ending on July 16, 1997 and thereafter for successive one year periods, unless terminated by either party by prior written notice of at least 90 days. Notwithstanding the foregoing, the employment agreement may be terminated for cause. In the event that the Company terminates Mr. Tarnow's employment other than for cause or Mr. Tarnow is constructively terminated by having his authority and role materially reduced or by no longer serving as the Company's President and Chief Executive Officer or as a Director, the Company has agreed to pay his salary for a period of twelve months after the date of termination and has agreed to pay a pro rata portion of his annual bonus through the date of his termination. Pursuant to this agreement, Mr. Tarnow was granted options to purchase 1,000,000 shares of the Company's Common Stock. The options became exercisable as to 20% immediately and thereafter vest in equal annual portions through July 16, 1999.

     The Company has entered into an employment agreement with Dr. Charles Cohen pursuant to which the Company retained Dr. Cohen's services at a current annual salary of $295,000 (subject to increase) and a target annual bonus of 60% of his annual salary based on performance. The Company's original agreement with Dr. Cohen was for an initial term ending on December 31, 1993 and thereafter continues for additional periods of one year, unless at anytime during the term such agreement is terminated by either party by written notice of not less than 90 days. Notwithstanding the foregoing, the employment agreement may be terminated for cause. In the event the Company terminates Dr. Cohen's employment other than for cause, or Dr. Cohen terminates his employment as a result of breach by the Company or in certain other limited circumstances constituting a constructive termination, the Company has agreed to pay his salary at the annual rate in effect on the date of termination for twelve months after the date of termination or, if sooner, the date of his employment by a third party.

     The Company has entered into an employment agreement with Dr. Carl Cohen, which agreement provides for a current annual salary of $200,000 (subject to increase), plus a bonus to be determined annually based upon mutually agreed objectives. Pursuant to this agreement, Dr. Cohen was granted stock options to purchase 100,000 shares of Common Stock vesting annually over four years.

     The Company has entered into an employment agreement with Steven L. Basta, which agreement provides for a current annual salary of $160,000 (subject to increase), plus a bonus to be determined annually based upon mutually agreed objectives. Pursuant to this agreement, Mr. Basta was granted stock options to purchase 50,000 shares of Common Stock vesting annually over four years.

     The Company has entered into an employment agreement with Cheryl K. Lawton, which agreement provides for a current annual salary of $180,000 (subject to increase), plus a bonus to be determined annually based upon mutually agreed objectives. Pursuant to this agreement, Ms. Lawton was granted stock options to purchase 70,000 shares of Common Stock vesting annually over four years.

     The Company has entered into an employment agreement with Wayne E. Mayhew III, which agreement provides for a current annual salary of $161,000 (subject to increase) and the payment of salary for six months following an involuntary termination.

     The Company has entered into an employment agreement with Dr. Thomas J. Facklam, which agreement provides for a current annual salary of $181,000 (subject to increase), plus a bonus to be determined annually based upon mutually agreed objectives and the payment of salary for six months following an involuntary termination. Pursuant to this agreement, Dr. Facklam was granted stock options to purchase 100,000 shares of Common Stock vesting annually over four years.

     The Company has agreed with Mr. Tarnow, Dr. Charles Cohen, Mr. Basta, Dr. Carl Cohen, and Ms. Lawton that the options held by them will fully vest in the event of a sale of all or substantially all of the assets of the Company or a sale of the Company by merger or another transaction whereby the stockholders of the Company prior to such transaction do not own a majority of the outstanding shares of the Company after such transaction or if a majority of the Board of Directors is changed as a result of a proxy contest (a "Change of Control"). In addition, the Company agreed with Dr. Charles Cohen that his options would also fully vest in the event of his constructive termination, including failure to be elected to the Board of Directors, and that his options would be exercisable for up to one year after a termination following a Change of Control or a constructive termination.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Overview and Philosophy

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee, which consists of Arthur J. Hale, Brian H. Dovey and James R. Tobin, approves stock option grants for key employees and salaries and bonuses for officers of the Company. See "Information about the Board of Directors and its Committees."

     The goals of the Committee are to provide an executive compensation program that enables the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives. The Company is presently in its research and development phase and has not yet achieved profitability; therefore, traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive's performance, as described more fully below, is based on goals which reflect the Company's stage of development.

  Compensation Policies Applicable to Executive Officers

     There are three basic components of executive compensation: a base salary, an annual cash bonus and periodic stock option grants. The annual cash bonus and stock option grants are performance-based incentive compensation. In addition to these components, executive officers of the Company are eligible to participate in all employee benefit programs generally available to all other Company employees.

     In considering compensation of the Company's executives, one of the factors the Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction by a public company for annual compensation over $1 million paid to its chief executive officer or any of the four other most highly compensated executives. Certain performance-based compensation, of the type provided in the Company's stock option plans, can be exempt from the deduction limit if the plan satisfies the Internal Revenue Service ("IRS") regulatory requirements.

     It is the policy of the Committee and the Board of Directors to seek to preserve tax deductibility of compensation paid to executives unless regulatory requirements to do so are contrary to the best interest of the Company and its shareholders.

     Base Salary. In setting the annual base salary levels for each executive officer, the Committee reviews surveys and other available information on the base salaries of executive officers in other biotechnology companies. In determining which biotechnology companies to include in its comparison, the Committee considers the size and complexity of the company, the stage of development of its products and geographical location. Within this survey group, the Committee seeks to make comparisons to executive officers with comparable levels of experience, and with similar responsibilities and expected levels of contribution to the Company's performance. The Company seeks to set base salaries and annual cash bonuses at the midpoint of the range of compensation paid by comparable companies. In addition, the initial level of compensation paid to those executives hired more recently has been determined by market forces and is consistent with industry practice.

     Annual Bonus. The annual cash bonuses are based on the Committee's subjective evaluation of each executive officer's progress toward performance objectives. The Company established these objectives in conjunction with developing the business plan for fiscal 1998. Each executive's objectives are comprised of two components: one based on progress toward the Company's overall goals and the other based on progress toward goals derived from the Company's goals but related specifically to that officer's areas of responsibility. In this way, the Company seeks to reward its executives for teamwork as well as individual effort. The Company's basic categories of goals and objectives are: progress toward commercialization of the Company's products, progress in the Company's discovery research programs and progress in funding the Company's operations. The Committee determined the amount of each executive's bonus based on a subjective assessment of progress toward the individual and the Company components of that executive's performance objectives during 1998. Accordingly, the Committee awarded incentive cash bonus compensation to executive officers in 1998 as shown in the "Summary Compensation Table."

     Long Term Incentive Compensation. The Company's 1987 Stock Plan authorizes a committee of not less than two non-employee directors to grant stock-based awards to executive officers. This plan is designed to align a significant portion of the executive compensation program with stockholder interests. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Committee takes into account the number of shares held by the executive prior to the grant. Accordingly, the Committee granted options to executive officers in 1998 as shown in the table "Option Grants in Last Fiscal Year." The exercise prices of such options reflect the fair market value on the date of grant.

  Compensation of Chief Executive Officer

     Mr. Tarnow joined the Company in July 1995 as President, Chief Executive Officer and Director. At the time he was hired by the Company, Mr. Tarnow entered into a two year employment agreement with the Company which was negotiated as a condition to his joining the Company. Under the agreement, Mr. Tarnow receives a current annual base salary of $355,000 (subject to increase), plus an annual performance bonus at the discretion of the Board of Directors of up to 60% of his annual salary.

     The compensation plan for Mr. Tarnow is determined by the Committee in a manner that is similar to that of other executive officers. However, Mr. Tarnow's total compensation is more weighted toward performance-based incentive compensation, with such incentive compensation focused on progress toward overall Company objectives, as compared to the other executive officers. The rationale supporting this approach is that the CEO has greater responsibility for the overall direction and performance of the Company in comparison to other executive officers and therefore should be compensated accordingly.

     In recognition of his achievement of his performance objectives during the year ended December 31, 1998, including the sale of OP-1 manufacturing rights and facilities to Stryker Corporation, the Committee increased Mr. Tarnow's annual salary from $330,000 to $355,000, awarded Mr. Tarnow $176,625 in bonuses and 10,000 shares of Common Stock. The Committee believes Mr. Tarnow has made a significant contribution during this period and has continued to move the Company towards its long term strategic objectives.

     As part of the compensation package negotiated with Mr. Tarnow at the time of his hiring in July 1995, the Company granted qualified incentive stock options to Mr. Tarnow to purchase 173,910 shares of Common Stock at an exercise price of $2.875 per share, which represents the fair value on the date of grant. The options became exercisable as to 20% immediately and thereafter vest in equal annual portions through July 16, 1999. The Company also granted non-qualified incentive stock options to Mr. Tarnow to purchase 826,900 shares of Common Stock at an exercise price of $2.875, which represents the fair value on the date of grant. The options became exercisable as to 20% immediately and thereafter vest in equal annual portions through July 16, 1999. On July 16, 1996, the Company granted Mr. Tarnow non-qualified incentive stock options to purchase 200,000 shares of Common Stock at an exercise price of $5.5625 per share, which represents fair market value on the date of grant. The options vest in equal annual portions through July 16, 2001. On April 16, 1998, the Company granted Mr. Tarnow additional non-qualified incentive stock options to purchase 81,000 shares of Common Stock at an exercise price of $7.47 per share, which represents fair market value on the date of grant. The options vest in equal portions through April 16, 2002. These option packages are designed to align the interests of Mr. Tarnow with those of the Company's stockholders with respect to short-term operating results and long-term increases in the price of the Company's stock. The grant of these options is consistent with the goals of the Company's stock option program as a whole.

                             COMPENSATION COMMITTEE
                            Arthur J. Hale, Chairman
                                 Brian H. Dovey
                                 James R. Tobin

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Dr. Hale, Mr. Dovey and Mr. Tobin. No executive officer of the Company is a member of the Compensation Committee. There are no interlocks between the members of the Compensation Committee and the executive officers of the Company.

                            STOCK PERFORMANCE GRAPH

     The graph and table below compare the cumulative total stockholder return on a quarterly basis on the Company's Common Stock for the period from October 1, 1993 (the beginning of the Company's fiscal year ended September 30, 1994) through December 31, 1998, against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) ("Nasdaq Stock") and the Nasdaq Pharmaceutical Stock Index ("Nasdaq Pharmaceutical") for the same period.
[STOCK PERFORMANCE GRAPH]

                                                          CBMI                    NASDAQ STOCK            NASDAQ PHARMACEUTICAL
                                                          ----                    ------------            ---------------------
9/93                                                       100                         100                         100
12/93                                                      114                         102                         108
3/94                                                        93                          98                          88
6/94                                                        34                          93                          77
9/94                                                        37                         101                          87
12/94                                                       18                         100                          82
3/95                                                        30                         109                          88
6/95                                                        33                         124                         103
9/95                                                        62                         139                         128
12/95                                                       77                         141                         150
3/96                                                       103                         148                         156
6/96                                                        93                         160                         151
9/96                                                        78                         165                         155
12/96                                                      114                         173                         150
3/97                                                        82                         164                         143
6/97                                                        77                         194                         154
9/97                                                       118                         227                         173
12/97                                                       81                         213                         155
3/98                                                        90                         249                         170
6/98                                                        53                         256                         158
9/98                                                        33                         232                         149
12/98                                                       40                         299                         198

     The above graph and table assume $100 invested on October 1, 1993, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Stock Market Index (U.S.), and the Nasdaq Pharmaceutical Index.

                              CERTAIN TRANSACTIONS

     In November 1998, the Company sold to Stryker Corporation, certain manufacturing rights and assigned certain obligations relating to the use and manufacture of OP-1 for orthopaedic and dental reconstruction. As part of that transaction, Stryker assumed all of the Company's rights and obligations relating to the manufacturing contract with Biogen executed in 1994 and extended through December 1999, to produce in the Company's manufacturing facility in West Lebanon, New Hampshire several of Biogen's protein-based therapeutic candidates for use in Biogen's clinical trials. James R. Tobin, a director of the Company since January 1995, was President and Chief Executive Officer of Biogen until December 1998.

     In December 1994 and January 1995, the Company, as part of a private placement, issued warrants exercisable for a period of five years from the date of issuance at an exercise price of $2.385 per share. At December 31, 1998, warrants to purchase 841,596 shares of Common Stock were outstanding. The investors who hold purchased the warrants included, among others, the following beneficial owners of more than 5% of the Common Stock:

5% STOCKHOLDERS                                               WARRANTS
---------------                                               --------
Entities associated with Apax Partners......................  372,326
Biotechnology Investments Limited...........................  100,584
Entities associated with Domain Associates..................  301,886

     In September 1996, the Company loaned $350,000 to Michael M. Tarnow, President and Chief Executive Officer of the Company. The loan is evidenced by a fully secured promissory note bearing interest at the annual rate of 6.02% and payable in three equal annual installments, plus accrued interest. As of December 31, 1998, $119,008, including accrued interest of $2,340, of such indebtedness remained outstanding.

     In December 1996, the Company entered into a Research Collaboration and License Agreement with Biogen to collaborate on the development of novel therapeutics based on OP-1 for the treatment of renal disorders. The initial focus of the collaboration was on advancing the development of the Company's morphogenic protein, OP-1, for the treatment of acute and chronic renal failure. Under the agreement, the Company granted to Biogen exclusive worldwide rights to manufacture, market and sell OP-1 and OP-1 products developed through the collaboration for the treatment of renal disease. Biogen paid the Company a $10,000,000 license fee in 1996 and made an $18,000,000 equity investment which were recorded in the quarter ended December 31, 1996. In addition, the agreement provided for $10,500,000 in research funding over a three year period ending December 31, 1999, of which $7,500,000 has been recognized through December 31, 1998. In December 1998, the Company and Biogen revised the terms of the Agreement. The Company assumed primary responsibility for the development of OP-1 for the treatment of renal disorders. Biogen will provide $3,000,000 in research support during 1999 and retain an option through 1999 to resume responsibility for development of OP-1 as a therapy for chronic renal failure. The Company assumed all rights and responsibilities, independent of Biogen, for the development of acute renal failure therapies.

     As of March 1, 1999, the holders of approximately 4,448,901 shares of outstanding or issuable Common Stock (the "Registrable Securities") are entitled to certain rights to register such shares under the Securities Act for sale to the public. The holders of Registrable Securities include, among others, Entities associated with Apax Partners, BIL, Entities associated with Domain Associates, and Biogen. Under the terms of the Second Amended and Restated Registration Rights Agreement dated as of January 31, 1992, as amended, in the event the Company proposes at any time to register any of its securities under the Securities Act for sale for its own account, such holders shall be entitled to include shares of Common Stock in such registration. Such holders have the additional right to require the Company, on not more than three occasions, whether or not the Company proposes to register any of its Common Stock for sale, to register all or part of their shares for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, holders of Registrable Securities may require the Company to register all or part of their shares on Form S-3 (or a successor short form of registration) if the Company then qualifies for use of such form, subject to certain conditions and limitations.

     The Company has had equity transactions with BIL, Entities associated with Apax Partners, Dr. Hale individually, Entities associated with Domain Associates and Biogen, as described above. Mr. Curnock Cook, a director of the Company, is a director of Rothschild Asset Management Limited, which is an advisor to BIL and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. Dr. Hale, a director of the Company, is a partner and director of Apax Partners & Co. Ventures, Ltd., the manager of or an advisor to the Entities associated with Apax Partners. Mr. Dovey, a director of the Company, is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates. Mr. Tobin, a director of the Company, was President and Chief Executive Officer of Biogen until December 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Compliance with Section 16(a) of the Securities Exchange Act of 1934, requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Officers, directors and greater than ten-percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Michael M. Tarnow filed one late report covering the gift of 10,000 shares of Common Stock owned by Mr. Tarnow.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, independent accountants, audited the Company's financial statements for the fiscal year ended December 31, 1998 and has been selected by the Audit Committee of the Board of Directors as independent auditors for the current year. The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to questions.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides for a classified Board of Directors. The Board of Directors currently consists of nine members, classified into three classes as follows: Mr. Greenacre, Dr. Rosenblatt and Mr. Tobin constitute a class with a term which expires at the Meeting (the "Class I Directors"); Dr. Cohen, Mr. Curnock Cook and Ms. Jaffe constitute a class with a term ending at the 2000 Annual Meeting (the "Class II Directors"); and Mr. Dovey, Dr. Hale and Mr. Tarnow constitute a class with a term ending at the 2001 Annual Meeting (the "Class III Directors"). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

     Pursuant to the Company's By-Laws, the Board of Directors on February 12, 1999, voted to nominate and to recommend to the Stockholders the election of Mr. Greenacre, Dr. Rosenblatt and Mr. Tobin to the Board of Directors of the Company to serve until 2002 in the class of directors whose term shall expire at the 2001 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Class II directors (Dr. Cohen, Mr. Curnock Cook and Ms. Jaffe) and the Class III directors (Mr. Dovey, Dr. Hale and Mr. Tarnow) will serve until the Annual Meeting of Stockholders to be held in 2000 and 2001, respectively, or until their respective successors have been elected and qualified.

     It is the intention of the persons named in the Proxy, unless otherwise directed, to vote all proxies in favor of the election to the Board of Directors of the nominees identified below. If any nominee should become unavailable to serve for any reason, which management does not anticipate, the Proxy will be voted for any substitute nominee selected by the Board of Directors prior to or at the Meeting, or the Board of Directors may reduce the membership of the Board of Directors to the number of nominees available. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     A plurality of the votes cast at the Meeting is required to elect each nominee as a director.

     THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF MR. GREENACRE, DR. ROSENBLATT AND MR. TOBIN AS DIRECTORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR HEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                  PROPOSAL 2:

             AMENDMENT OF THE COMPANY'S 1992 NON-EMPLOYEE DIRECTOR
                        NON-QUALIFIED STOCK OPTION PLAN

GENERAL

     The Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan") provides for grants of non-qualified stock options to directors of the Company who are not employees of the Company (an "Eligible Director") to purchase shares of the Company's Common Stock. The Director Plan was adopted and approved by the Board of Directors and the Stockholders of the Company in November 1992. The Director Plan initially authorized the grant of an aggregate of 100,000 shares of Common Stock and provided that each non-employee director shall be granted an option to purchase 10,000 shares of Common Stock (an "Initial Option") on the effective date of the Director Plan or the date of his or her initial election to the Board of Directors, as the case may be.

     The Director Plan was amended by vote of the Board of Directors (i) to increase the aggregate number of shares authorized for issuance under the Director Plan from 100,000 shares to 300,000 shares, (ii) to provide for the grant immediately after the Annual Meeting of an additional option (the "Additional Option") to purchase 10,000 shares of Common Stock to each Eligible Director (iii) to increase the Initial Option from 10,000 shares of Common Stock to 20,000 shares of Common Stock, and (iv) following each Annual Meeting of stockholders commencing with the 1997 Annual Meeting, to provide for the grant of an additional option (the "Annual Option") to purchase 5,000 shares of Common Stock to each Eligible Director.

     On April 13, 1999, the Board of Directors approved, subject to Stockholder approval, an amendment to the Director Plan to increase the aggregate number of shares authorized for issuance under the Director Plan from 300,000 shares to 500,000 shares (the "Director Plan Amendment").

     By the terms of the Director Plan, the Director Plan may be amended by the Board of Directors, except that if the scope of the amendment is such as to require Stockholder approval to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), such amendments shall not be effective unless and until Stockholder approval is obtained.

     The Director Plan amendment is being submitted for Stockholder approval at the Annual Meeting to ensure continued qualification of the Director Plan under Rule 16b-3. The Board believes that the Director Plan Amendment is necessary to provide an adequate number of option shares for allocation to current and future directors, and the Director Plan Amendment will allow the Company to attract, retain and incent Eligible Directors whose continued services are considered essential to the Company's future progress.

MATERIAL FEATURES OF THE 1992 NON-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION PLAN

     The Director Plan is intended to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons who are not employees of the Company as members of the Board of Directors of the Company and to demonstrate the Company's appreciation for their services on the Board of Directors.

     The Director Plan is administered by the Board of Directors of the Company. Subject to the provisions of the Director Plan, the Board of Directors has the power to construe the Director Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Director Plan as it may deem desirable.

     The purchase price of the Common Stock covered by an option granted pursuant to the Director Plan shall be 100% of the fair market value of such Common Stock on the day the option is granted. Fair market value is equal to the average of the high and low prices of the Common Stock on the Nasdaq National Market (or such other national securities exchange or trading system on which the Common Stock may then be listed or quoted) on the date of grant, or the nearest preceding date on which such price is reported. Each option vests in four equal annual installments commencing one year from the date of grant and expires ten years after the date of grant. All non-employee directors of the Company (currently seven people) are eligible to participate in the Director Plan.

     An option granted under the Director Plan is exercisable, during the option holder's lifetime, only by the option holder and is not transferable by him except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order to the extent permitted under Rule 16b-3.

     In the event an option holder ceases to be a member of the Board of Directors of the Company (other than by reason of death or disability), any unexercised options granted to such option holder may be exercised by the option holder for a period of ninety days after the date the option holder so ceases to be a member of the Board of Directors, but in no event later than the expiration date of the option. In the event of the option holder's death or disability, options may be exercised, to the extent exercisable on the date of death or disability, by the option holder's legal representative within a period of one hundred eighty days after the date the option holder so ceases to be a member of the Board of Directors, but in no event later than the expiration date of the option.

     In the event of a sale of all or substantially all of the assets of the Company or a sale of the Company by merger or another transaction whereby the stockholders of the Company prior to such transaction do not own a majority of the outstanding shares of the Company after such transaction or if a majority of the Board of Directors is changed as a result of a proxy contest (a "Change of Control"), the holder of the option shall be entitled to exercise the option for all of the then outstanding but unvested options, and such shares shall be in addition to previously vested options such holder is entitled to exercise.

     As of December 31, 1998, Mr. Dovey, Mr. Greenacre, Dr. Hale, Dr. Rosenblatt, Mr. Curnock Cook, Mr. Tobin and Ms. Jaffe had each been granted options under the Director's Plan for the purchase of a respective aggregate of 30,000 shares of Common Stock. The Director Plan provides that each future non-employee director will be granted an option to purchase 20,000 shares of Common Stock upon election to the Board of Directors. In addition, the Director Plan provides the grant of an annual option to purchase 5,000 shares of Common Stock to each non-employee member of the Board serving as of the Annual Meeting. All of the options under the Director Plan are granted at the fair market value of the Common Stock on the date the option is granted. The closing price of the Company's Common Stock on the Nasdaq National Market on April 22, 1999, was $2.375.

FEDERAL INCOME TAX CONSIDERATION

     The grant of a non-qualified option will not result in taxable income to the option holder or deduction to the Company at the time of grant. The option holder will recognize taxable compensation, and the Company will have a corresponding deduction, at the time of exercise in the amount of the excess of the then fair market value of the shares acquired over the option price. Upon disposition of the shares, the option holder will generally realize capital gain or loss, and his basis for determining gain or loss will be the sum of the option price paid for the stock plus the amount of compensation income recognized on exercise of the option.

     The affirmative vote of a majority of the votes present or represented and entitled to vote at the Meeting is required to approve the Director Plan Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE DIRECTOR PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE DIRECTOR PLAN FROM 300,000 SHARES TO 500,000 SHARES AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     In order to be considered for inclusion in the Proxy Statement and Form of Proxy distributed to Stockholders prior to the Annual Meeting of Stockholders in 2000, a stockholder proposal must be received by the Company no later than December 17, 1999. In order to be considered for presentation at the Annual Meeting of Stockholders in the year 2000, although not included in the proxy statement, a stockholder must comply with the requirements of the Company's Restated By-Laws and be received by the Company no later than April 9, 2000 and no earlier than March 10, 2000. Requests should be delivered in writing to Cheryl K. Lawton, General Counsel and Vice President, Administration, Creative BioMolecules, Inc., 45 South Street, Hopkinton, Massachusetts 01748.

     The Board of Directors does not know of any other business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. If any other business calling for a vote of the Stockholders is properly presented at the Annual Meeting, the persons holding the proxies will vote your shares in accordance with their best judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please fill out, sign, date and return your Proxy promptly.

                                          By Order of the Board of Directors

                                          /s/ Cheryl K. Lawton
                                          -----------------------------------
                                          Cheryl K. Lawton
                                          Secretary

May 6, 1999

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 (OTHER THAN THE EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL HOLDERS OF THE COMPANY'S COMMON STOCK WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO STEVEN L. BASTA, VICE PRESIDENT, FINANCE AND BUSINESS DEVELOPMENT, CREATIVE BIOMOLECULES, INC., 45 SOUTH STREET, HOPKINTON, MASSACHUSETTS 01748, PHONE (508) 782-1100.

                           CREATIVE BIOMOLECULES, INC.

           1992 NON-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION PLAN
                         (Amended as of April 13, 1999)


1. PURPOSE. The 1992 Non-Employee Director Non-Qualified Stock Option plan (the "Plan") is intended to promote the interests of Creative BioMolecules, Inc. (the "Corporation") by providing an inducement to obtain and retain the services of qualified persons who are not employees of the Corporation as members of the Board of Directors of the Corporation and to demonstrate the Corporation's appreciation for their service on the Board of Directors.

2. RIGHTS TO BE GRANTED. Under the Plan, options shall be granted that give an optionee the right for a specified time period to purchase a specified number of shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"). The option price shall be determined in each instance in accordance with the terms of this Plan.

3. AVAILABLE SHARES. The maximum aggregate number of shares of Common Stock reserved and available for distribution under the plan shall be five hundred thousand (500,000) shares, subject to adjustment in accordance with Section 13 hereof. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any options granted under this Plan are surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor shall revert to the option pool and continue to be available for grant under the Plan.

4. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Corporation. The Board of Directors shall, subject to the provisions of the Plan and Section 17 hereof in particular, have the power to construe the Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. All decisions made by the Board of Directors pursuant to the provisions of the Plan shall be made in the Board of Directors' sole discretion and shall be binding on all persons, including the Corporation and Plan participants. The Plan is intended to comply with Rule 16b-3 and its successors promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") and as a "formula award" plan described in Rule 16b-3(c)(2)(ii) with respect to participants who are subject to Section 16 of the Exchange Act, and any provision in this Plan to the contrary shall be deemed null and void to the extent permissible by law and deemed appropriate by the Board of Directors.

5. OPTION AGREEMENT. Each option granted under the provisions of this Plan shall be evidenced by an Option Agreement, in such form as may be approved by the Board of Directors, which Option Agreement shall be duly executed and delivered on behalf of the Corporation and by the optionee to whom such option is granted. The Option Agreement shall contain such terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Board of Directors; provided, however, if and in any event the Corporation registers any class of any equity pursuant to Section 12 of the Exchange Act, from the effective date of such registration (the "Effective Date") until six months after the termination of such registration (the "Termination Date"), the shares of Common Stock issued pursuant to an exercise of an option granted between the Effective Date and the Termination Date, inclusive, shall not be sold, pledged, assigned, hypothecated, transferred or disposed of for six (6) months after the date of grant of the option. No option agreement may provide for restrictions which would cause the Plan to not qualify as a "formula plan" meeting the requirements of Rule 16b-3(c)(2)(ii).

6. ELIGIBILITY AND LIMITATIONS. Options may be granted pursuant to the Plan only to non-employee members of the Board of Directors of the Corporation who are directors on the Commencement Date or are elected as directors, by the stockholders of the Corporation or the Board of Directors, at any date after the Commencement Date. As used herein "Commencement Date: shall mean the date which is seven (7) days after the date on which the Corporation issues and sells shares of Common Stock pursuant to a firmly underwritten public offering.

7. OPTION PRICE. The purchase price of the Common Stock covered by an option granted pursuant to the Plan shall be 100% of the fair market value of such Common Stock on the day the option is granted. The option price will be subject to adjustment in accordance with the provisions of Section 13 hereof. For purposes of the plan, if at any time an option is granted under the plan, the Corporation's Common Stock is publicly traded, "fair market value" shall be determined on the date such option is granted (or, if prices or quotes discussed in this sentence are unavailable on the date of grant, on the last business day for which such prices or quotes are available prior to the date such option is granted) and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange, or on the Nasdaq National Market System, if the Common Stock is not then traded on a national securities exchange; or (ii) the closing bid price (or average of bid prices) last quoted (on that day) by an established quotation service for over-the-counter securities, if the Common stock is not reported on the Nasdaq National Market System. If the Common Stock is neither listed on a national securities exchange nor reported on the Nasdaq National Market System nor traded on the over-the-counter market, "fair market value" shall mean such value as the Board, in good faith, shall determine.

8. AUTOMATIC GRANT OF OPTIONS. Each person who is a director eligible to participate in the Plan on the Commencement Date, shall be granted as of such date, an option to purchase ten thousand (10,000) shares of Common Stock at the exercise price referenced in Section 7, which number of shares shall be subject to adjustment in accordance with Section 13 hereof. Each person who is elected as a director of the Corporation by the stockholders or the Board of Directors after the Commencement Date through and including the 1996 annual meeting of stockholders of the Corporation and who has not previously been a director of the Corporation and is not an employee of the Corporation shall be granted, as of the date such person shall become a director, an option to purchase ten thousand (10,000) shares of Common Stock at the exercise price referenced in
Section 7, which number of shares shall be subject to adjustment in accordance with Section 13 hereof. Each person who served as a director immediately prior to and continues to serve as a director following the 1996 annual meeting of stockholders and is not an employee of the Corporation shall be granted, as of the date of the 1996 annual meeting of stockholders of the Corporation, an option to purchase ten thousand (10,000) shares of Common Stock at the exercise price referenced in Section 7, which number of shares shall be subject to adjustment in accordance with Section 13 hereof. Each person who is elected as a director of the Corporation by the stockholders or the Board of Directors after the 1996 annual meeting of stockholders of the Corporation and who has not previously been a director of the Corporation and is not an employee of the Corporation shall be granted, as of the date such person shall become a director, an option to purchase twenty thousand (20,000) shares of Common Stock at the exercise price referenced in Section 7, which number of shares shall be subject to adjustment in accordance with Section 13 hereof. Following the 1997 annual meeting of stockholders of the Corporation and following each annual meeting of the stockholders of the Corporation thereafter, each person who served as a director immediately prior to and continues to serve as a director following the annual meeting of stockholders and is not an employee of the Corporation shall be granted, as of the date such annual meeting of stockholders, an option to purchase five thousand (5,000) shares of Common Stock at the exercise price referenced in Section 7, which number of shares shall be subject to adjustment in accordance with Section 13 hereof. Options acquired through any grant shall become exercisable as to twenty-five percent (25%) of the shares subject thereto upon completion of a full twelve (12) months of service as a member of the Board of

Directors after the grant and thereafter shall become exercisable, as to an additional twenty-five percent (25%) of the shares subject thereto, upon completion of each additional full twelve (12) months of service as a member of the Board of Directors, which rights shall be cumulative, but in no event shall an option be exercisable for more than the number of shares for which the option was granted, subject to adjustment in accordance with Section 13 hereof.

In the event of a "Change of Control" of the Corporation (as defined below), the holder of the option shall be entitled to exercise the option, as the instant prior to the consummation of such Change of Control, for all of the then outstanding but unvested options, and such shares shall be in addition to previously vested options which such holder is entitled to exercise. A "Change of Control" shall be deemed to have occurred if there is a consummation of any of the following:

        (i) the sale of all or substantially all of the Corporation's assets;

        (ii) the sale to a third party (which shall include any affiliates of a person acting in concert with such third party) of beneficial ownership of more than fifty percent (50%) of all of the outstanding capital stock of the Corporation in a single or integrated transaction (treating all securities, which at such time are exercisable, convertible or exchangeable for Common Stock of the Corporation, as so exercised, converted or exchanged); or

        (iii) the sale of the Corporation through a consolidation or merger (other than a merger the Corporation with one or more of its wholly-owned subsidiaries) in which consolidation or merger of the Corporation is not the surviving corporation or the acquisition is as a result of a reverse triangular merger, provided in either case the stockholders of the Corporation immediately before such consolidation or merger own less than fifty percent (50%) of the outstanding capital stock of the surviving corporation immediately after such consolidation or merger; or

        (iv) the majority of the Board of Directors is changed as a result of a proxy contest.

9. PERIOD OF OPTION. The options granted hereunder shall expire on a date which is ten (10) years after the date of grant, and the plan shall terminate when all options granted hereunder have terminated and no more options may be granted hereunder.

10. EXERCISE OF OPTION. Subject to the terms and conditions of the Plan and the Option Agreement relating thereto, an option granted hereunder shall be exercisable in whole or in part by giving written notice to the Corporation by mail or in person addressed to the Secretary of the Corporation stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares in cash or by check. Upon notification from the Corporation, the Transfer Agent shall, on behalf of the Corporation, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the optionee as the owner of such shares on the books of the Corporation and shall cause the fully executed certificate(s) representing such shares to be delivered to the optionee as soon as practicable after payment of the option price in full for the shares being purchased. The holder of an option shall not have any rights of a shareholder with respect to the shares covered by the option, except to the extent that one or more certificates for such shares shall be delivered to him or his agent upon the due exercise of the option.

11. NON-TRANSFERABILITY OF OPTIONS. (a) The certificates representing the shares of Common Stock issuable upon exercise of the options shall carry such appropriate legend, and such written instructions shall be given to the Corporation's Transfer Agent, as may be deemed necessary or advisable by counsel to the

Corporation in order to comply with the requirements of the Securities Act of 1933, as amended, or any state securities laws.

        (b) Any option granted pursuant to the Plan shall not be assignable or transferable other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him.

12. TERMINATION OF OPTION RIGHTS. (a) In the event an optionee ceases to be a member of the Board of Directors of the Corporation for any reason other than death or disability, any then unexercised options granted to such optionee may be exercised by the optionee within a period of ninety (90) days after the date the optionee so ceases to be a member of the Board of Directors, but in no event later than the expiration date of the option.

        (b) In the event that an optionee ceases to be a member of the Board of Directors of the Corporation by reason of his disability or death, any option granted hereunder to such optionee may be exercised by the optionee (or by the optionee's personal representative, heir or legatee, in the event of death) to the extent of the number of shares with respect to which it was exercisable on the date of death or termination by reason of disability, within a period of one hundred eighty (180) days after the date the optionee so ceases to be a member of the Board of Directors, but in no event later than the expiration date of the option. For purposes of this Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Internal Revenue Code of 1986 or successor statute.

13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND OTHER MATTERS. In the event that the outstanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the corporation or of another corporation by reason of any reorganization, merger, consolidation, recapitalization or reclassification, or in the event of a stock split, combination of shares or dividends payable in capital stock, automatic adjustment shall be made in the number and kind of shares as to which outstanding options or portions thereof then unexercised shall be exercisable and in the available shares set forth in Section 3 hereof, to the end that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

If an option hereunder shall be assumed, or a new option substituted therefor, as a result of sale of the Corporation, whether by a corporate merger, consolidation or sale of property or stock, then membership on the Board of Directors of such assuming or substituting corporation or by a parent corporation or a subsidiary thereof shall be considered for purposes of an option to be membership on the Board of Directors of the Corporation.

14. RESTRICTIONS ON ISSUANCE OF SHARES. Notwithstanding the provisions of Sections 8 and 10 hereof, the Corporation shall have no obligation to deliver any certificate or certificates upon exercise of an option until one of the following conditions shall be satisfied:

        (i) The shares with respect to which the option has been exercised are at the time of the issue of such shares effectively registered under applicable Federal and State securities laws as now in effect or hereafter amended; or

        (ii) Counsel for the Corporation shall have given an opinion that such shares are exempt from registration under Federal and State securities laws as now in effect or hereafter amended;

and until the Corporation has complied with all applicable laws and regulations, including, without limitation, all regulations required by any stock exchange upon which the outstanding Common Stock is then listed.

The Corporation shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Corporation shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issue of shares with respect to which any option may be exercised.

15. REPRESENTATIONS AND WARRANTIES OF OPTIONEE. The Corporation shall require the optionee to deliver written warranties and representations upon exercise of the option that are necessary to comply with Federal and State securities laws, including, if necessary, those to the effect that a purchase of shares under the option is made for investment and not with a view to their distribution (as such term is used in the Securities Act of 1933, as amended).

16. APPROVAL OF STOCKHOLDERS. The effectiveness of this Plan and of the grant of all options hereunder is in all respects subject to approval of the Plan by the Corporation's stockholders.

17. TERMINATION AND AMENDMENT OF PLAN. The Board of Directors of the Corporation may at any time terminate the Plan or make such modifications or amendments thereto as it deem advisable; provided, however, that termination or any modification or amendment of the Plan shall not, without consent of a participant, affect his rights under an option previously granted to him. In no event may any provision of the Plan with respect to the timing, price, or amount of awards be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder. In no event will any amendment be permitted if it causes the Plan to cease to be a "formula award" plan, as described in Rule 16b-3(c)(2)(ii). If the scope of any amendment is such as to require shareholder approval in order to comply with Rule 16b-3, then such amendment shall not be effective unless and until such shareholder approval is obtained.

18. GOVERNING LAW; CONSTRUCTION. The validity and construction of the Plan and the instruments evidencing the options shall be governed by the laws of the State of Delaware. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

PROXY                       CREATIVE BIOMOLECULES, INC.                 PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     OF CREATIVE BIOMOLECULES, INC. FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 1999

The undersigned hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 6, 1999 and does hereby appoint Michael M. Tarnow and Cheryl K. Lawton, or either of them, the undersigned's attorney-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any Proxy heretofore given, to appear and represent and vote all shares of Common Stock of Creative BioMolecules, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the University Park Hotel at MIT, 20 Sidney Street, Cambridge, Massachusetts on Tuesday June 8, 1999, at 10:00 a.m. and at any adjournments thereof.

         PLEASE FILL IN REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE

                                       Please mark votes as in this example [X]


                              FOLD AND DETACH HERE

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL.

1. Election of Martyn D. Greenacre, Michael Rosenblatt, M.D. and James R. Tobin to the Board of Directors (or if any nominee is not available for election, FOR such substitute as the Board of Directors may designate).

[ ] FOR ALL      [ ] WITHHOLD   (INSTRUCTION: To withhold authority to vote for
NOMINEES EXCEPT  AUTHORITY                   any individual nominee, write that
AS NOTED TO THE  FOR ALL                     nominee's name in the space
RIGHT.           NOMINEES.                   provided below.)

2. Proposal to amend the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan to increase the aggregate number of shares authorized for issuance thereunder from 300,000 shares to 500,000 shares.

[ ] FOR        [ ] AGAINST    [ ] ABSTAIN

                                             PLEASE MARK HERE IF YOU PLAN TO
                                                   ATTEND THE MEETING   [ ]

                                             IN THEIR DISCRETION, THE PROXIES
                                             ARE ALSO AUTHORIZED TO VOTE UPON
                                             SUCH OTHER MATTERS AS MAY PROPERLY
                                             COME BEFORE THE MEETING.

                                             Please date and sign exactly as
                                             name appears on this card. Joint
                                             owners should each sign. Please
                                             give full title when signing as
                                             executor, administrator, trustee,
                                             attorney, guardian for a minor,
                                             etc. Signatures for corporations
                                             and partnerships should be in the
                                             corporate or firm name by a duly
                                             authorized person. Please return
                                             this Proxy promptly in the enclosed
                                             envelope.

                                             Signature: ____________ Date _____

                                             Signature: ____________ Date _____

                                             THIS PROXY MAY BE REVOKED IN
                                             WRITING AT ANY TIME PRIOR TO THE
                                             VOTING THEREOF.

                              FOLD AND DETACH HERE